For period ending September 30, 2007
File number 811-7096
EXHIBIT 77O


FORM 10f-3
Registered Domestic Securities and Government Securities


Fund:	 Investment Grade Municipal Income Fund Inc.

Name of Adviser or Sub-Adviser__UBS Global Asset Management_(Americas) Inc.

1.	Issuer:    Puerto Rico Commonwealth Highway & Transportation Authority

2.	Date of Purchase:  February 16, 2007      3.  Date offering commenced:
	February 16, 2007

4.	Underwriter(s) from whom purchased: Citigroup

5.	Affiliated Underwriter managing or participating in syndicate:
	UBS Investment Bank

6.	Aggregate principal amount or number of shares purchased:  $3,400,710.00

7.	Aggregate principal amount or total number of shares of offering:
	$2,814,860,553.00

8.	Purchase price per unit or share (net of fees and expenses):  $113.357

9.	Initial public offering price per unit or share:  $113.357

10.	Commission, spread or profit:  	%	$5.00

11.	Have the following conditions been satisfied?		YES		NO

	a.The securities are part of an issue registered under
	the Securities Act of 1933 that is being offered to the public, or
	is part of an issue of government securities (as defined in section
	2(a)(16) of the 1940 Act).				__X___ _______

	b.The securities were purchased prior to the end of the first
	day on which any sales are made (of, if a rights offering, the securities were purchased on or before the fourth day preceding
	the day on which the offering terminated).		___X___	_______

	c.The securities were purchased at a price not more than the
	price paid by each purchaser in the offering.		___X___	_______

	d.The underwriting was a firm commitment underwriting.	___X___	_______

	e.The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities
	during the same period.					___X___	_______

	f.The issuer has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer, or entity supplying the revenues from which the issuer is to be paid, shall have been in continuous operation for less than three years (including any predecessor), the issue has received of the three highest ratings from
	at least one such rating or organization.		___X___	_______

	g.The amount of such securities purchased by the Fund and all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not exceed 25% of the principal amount of
	the offering.						___X___	_______

	h.No purchases were designated as group sales or otherwise allocated to the
	account of any Affiliated Underwriter			___X___	_______

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated Underwriter is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.

Approved:  /s/Kevin McIntyre			Date:	April 13, 2007